Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus of Evoqua Water Technologies Corp. for the registration of 17,500,000 shares of its common stock and to the incorporation by reference therein of our report dated December 4, 2017, with respect to the consolidated financial statements and schedule of Evoqua Water Technologies Corp. included in its Annual Report on Form 10-K for the year ended September, 30 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, PA

March 12, 2018